                                                                    EXHIBIT 12.1

                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES

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
                                                                FISCAL YEAR ENDED         SIX MONTHS ENDED
                                                                  JUNE 30, 1999          DECEMBER 31, 1999
                                                              ----------------------   ----------------------
                                                              HISTORICAL   PRO FORMA   HISTORICAL   PRO FORMA
                                                              ----------   ---------   ----------   ---------
Pre-tax income from continuing operations...................    34,195       6,369        6,285       5,108
Fixed charges:
  Interest expense..........................................     2,844      29,287        3,091      14,644
  Rent expense interest factor..............................       504         504          252         252
                                                                ------      ------       ------      ------
Total fixed charges.........................................     3,348      29,791        3,343      14,896
Earnings before income taxes and fixed charges..............    37,544      36,160        9,628      20,004

Total fixed charges.........................................     3,348      29,791        3,343      14,896
                                                                ------      ------       ------      ------

Ratio of earnings to combined fixed charges.................     11.21        1.21         2.88        1.34
                                                                ======      ======       ======      ======
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